NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

May 4, 2004

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of TALISMAN ENERGY INC. (the “Company”) will be held in the Exhibition Hall, North Building of the Telus Convention Centre, 136 Eighth Avenue S.E., Calgary, Alberta, Canada, on Tuesday, May 4, 2004 at 10:30 a.m. (local time) for the following purposes:

1.	to receive the annual report and the consolidated financial statements of the Company for the year ended December 31, 2003 together with the report of the auditor thereon;
2.	to elect the directors for the ensuing year;
3.	to appoint the auditor for the ensuing year;
4.	to consider, and if thought appropriate, to pass, with or without variation, a special resolution to amend the Articles to effect a three for one division of the Company’s Common Shares, as described in the Company’s Management Proxy Circular accompanying this Notice of Meeting; and

5.	to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

Registered holders of Common Shares unable to attend the Meeting in person are requested to complete the enclosed form of proxy and return it in the envelope provided to the Company’s Transfer Agent and Registrar, Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, M5J 2Y1 no later than 10:30 a.m. (local time, Toronto, Ontario) May 3, 2004, or one business day preceding any adjournment of the Meeting. Alternatively, telephone and Internet voting options are available. Please see the form of proxy for more details. Non-registered shareholders are advised to refer to the Company’s Management Proxy Circular and to the voting instruction form for instructions relevant to them.

Only registered holders of Common Shares of the Company at the close of business on March 18, 2004, or their duly appointed proxyholders will be entitled to vote at the Meeting.

DATED at Calgary, Alberta this 3rd day of March, 2004.

BY ORDER OF THE BOARD

M. Jacqueline Sheppard Corporate Secretary

Full instructions explaining the process for a shareholder to attend the Meeting in person are set out in the Management Proxy Circular accompanying this Notice of Meeting. Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.